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                                                                   EXHIBIT 99.23

                         COMPREHENSIVE CARE CORPORATION

                                350 W. Bay Street
                          Costa Mesa, California 92627

                               Tel: (714) 222-2273
                               Fax: (714) 574-3030

                                 March 27, 1996

VIA U.S. FIRST CLASS MAIL &
CERTIFIED MAIL -- RETURN RECEIPT REQUESTED

First Trust of California
180 East Fifth Street, Suite 200
St. Paul, Minnesota  55101

         Attention: Joe Roach: Bank of America Trust Administration No. 8510


         Re: Notice of reduction of principal amount of Securities, as such term is defined in the Indenture dated April 25, 1985 (the "Indenture") between Comprehensive Care Corporation (the "Company") and First Trust of California, National Association, as successor to Bank of America National Trust and Savings Association (the "Trustee"), To Be Redeemed Pursuant to Paragraph 6 of the Securities


Ladies and Gentlemen:


         The Company wants to reduce, in accordance with paragraph 6 of the Securities, the principal amount of Securities otherwise required to be redeemed pursuant to paragraph 6 of the Securities.

          The Company hereby notifies the Trustee, and affirms previous notices, that each respective principal amount referred to in paragraph 6 of the Securities shall be individually reduced by subtracting an equal principal amount (without premium) of Securities previously delivered by the Company to the Trustee for cancellation. In accordance with

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paragraph 6 of the Securities, the Company may reduce the principal amount of
Securities to be redeemed by the principal amount of Securities (i) that have been converted by Securityholders, (ii) that the Company has delivered to the Trustee for cancellation or (iii) that the Company has redeemed other than pursuant to paragraph 6.

         The reductions shall be based on the $36,462,000 in principal amount of Securities previously delivered by the Company to the Trustee for cancellation. In March 1991 $36,460,000 of such Securities had been converted into Common Stock by Securityholders. The Securities that were converted may, in accordance with paragraph 6 of the Securities, reduce the principal amount to be redeemed under paragraph 6 because such Securities had not been called for mandatory redemption prior to conversion. The Company has never called any of the Securities for redemption, mandatory or otherwise.

          The reductions described above shall be effective independently, and the amounts described above shall be subtracted independently and successively, to reduce the principal amount of Securities otherwise required to be redeemed under paragraph 6 of the Securities. The principal amount of each of the cancelled Securities is to be subtracted only once.

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         The $36,462,000 amount available to reduce the redemptions is substantially greater than the amount of redemptions otherwise required. Accordingly, the Company will not be required to redeem any Securities prior to maturity.

         The Company reserves the right to supplement or modify this notice. If you have any question or comment about this notice, please call promptly.



                                     Very truly yours,

                                     COMPREHENSIVE CARE CORPORATION

                                     By:      KERRI RUPPERT
                                         -------------------------
                                              Kerri Ruppert, Senior Vice
President, Chief Accounting                   Officer, and Secretary/Treasurer

cc:      Steven Rensig, Esq.
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                         COMPREHENSIVE CARE CORPORATION

                                350 W. Bay Street
                          Costa Mesa, California 92627

                               Tel: (714) 222-2273
                               Fax: (714) 574-3030

                                 March 27, 1996

VIA U.S. FIRST CLASS MAIL &
CERTIFIED MAIL -- RETURN RECEIPT REQUESTED

First Trust of California
180 East Fifth Street, Suite 200
St. Paul, Minnesota  55101

         Attention: Joe Roach: Bank of America Trust Administration No. 8510

         RE: Indenture dated April 25, 1985 (the "Indenture") between Comprehensive Care Corporation (the "Company") and First Trust of California, National Association, as successor to Bank of America National Trust and Savings Association (the "Trustee")

Ladies and Gentlemen:

         Pursuant to Section 3.01 of the Indenture, the Company is to notify the Trustee of the amount and basis for a reduction of the principal amount of Securities to be redeemed pursuant to paragraph 6 of the Securities. The Company is to give each notice provided for in Section 3.01 at least 50 days before the redemption date.

         The Company has given a notification today in a separate letter. The Company understands that the Trustee has no objection to the timing of such notification effecting independently a series of successive reductions of the amount of redemptions pursuant to paragraph 6 of the Securities as to 5% of the aggregate principal amount of Securities on April 15 in each of the successive years from and including 1997 through and including 2009.

         By letter dated March 1, 1996, the Trustee indicates that notice was not given at least 50 days prior to the redemption date in 1996. The Company has provided one or more such notifications in any case. The Company respectfully draws the Trustee's attention to the fact that the Company has previously notified the Trustee of the reduction by providing the Trustee with copies of the Company's SEC filings made September 14, 1995, September 15, 1995, and February 6, 1996, among others, that stated in clear and unequivocal terms the Company's intention not to make any payments of principal on the Securities prior to April 15, 2010 and, contingent upon rescission of acceleration, to recommence to pay only interest until April 15, 2010.

         Such statements reflect the Company's intentions not to pay sinking fund redemption payments, and the only way to do that is by the Company electing to reduce such obligations to zero through the mechanics of paragraph 6 of the Securities, based upon previous cancellation by the Trustee of $36,462,000 of Securities.

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         The Trustee's predecessor seemed to accept the Company's basis for making no sinking fund payments. The SEC documents, which relate to the exchange offer with Securityholders, were reviewed and commented on by the predecessor Trustee's counsel.

         Moreover, and in addition to the above, the notice given concurrently with this letter should not be considered untimely whatsoever. The Trustee has done so only as a result of treating April 15, 1996 as the redemption date. The Company respectfully disagrees--April 15 is not the redemption date. Treating April 15 as the "redemption date" for purposes of prior notice under Section
3.01 of the Indenture is contrary to the meaning given to redemption date by the Indenture and the Securities. It is not reasonable therefore to treat April 15 as the redemption date for the limited purpose of the notice requirement in
Section 3.01 of the Indenture. Please consider the following:

                  i. The Company, under paragraph 6, is to "redeem 5% of the aggregate principal amount of Securities on April 15, 1996 ... at a redemption price of 100% of principal amount, plus accrued interest to the redemption date," which contemplates a lapse of time after April 15 to the redemption date.

                  ii. The meaning given to "redemption date" by the Indenture is the actual payment date. This conclusion is clear, judging from the fact that interest accrues to the redemption date under paragraph 6. In addition, the provisions of Section 3.03(8) clearly describe the redemption date as the date on which "interest on Securities called for redemption ceases to accrue." If April 15 were the redemption date, interest could cease to accrue before payments were made.

                  iii. The Company is required to pay all accrued interest on April 15 each year, and no additional interest would accrue if April 15 were also "the redemption date." It would be unnecessary to describe interest accruing after April 15 unless the redemption date can be after April 15.

                  iv. Section 3.03 of the Indenture contemplates that prior to every redemption the Company will mail a notice of redemption that states the redemption date, a date chosen by the Company. In fact, the notice must state a redemption date not less than 15 nor more than 60 days after the mailing of the notice, which does not contemplate that the redemption date under paragraph 6 would always be April 15.

                  v. We do not understand how can 5% of the aggregate amount of Securities on April 15 reasonably or practicably be called for redemption by the Company 15 days or more before April 15. It would seem impracticable to give the redemption notice until after April 15, and the redemption date needs to be from 15 to 60 days after mailing the redemption notice.

         In accordance with the Company's intentions to solicit Securityholders to rescind the present acceleration of the Securities, the Company proposes therein not to pay any amount on the Securities prior to rescission of acceleration, which is anticipated to be at least 50 days into the future.

         Therefore, not only has adequate notice for purposes of Section 3.01 of the Indenture been given at least 50 days prior to April 15, 1996, the notice given today shall have been given at least 50 days prior to the earliest date that potentially might be the redemption date.

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         If you object to our conclusion that the Company is not required to redeem 5% of the aggregate amount of Securities on April 15, 1996 because adequate notice has been given under Section 3.01 of the Indenture, please call promptly.


                                        Very truly yours,

                                        COMPREHENSIVE CARE CORPORATION

                                        By:      KERRI RUPPERT
                                            ------------------------------------
                                        Kerri Ruppert, Senior Vice President,
                                        Chief Accounting Officer, and
                                        Secretary/Treasurer

cc:      Steven Rensig, Esq.